Amendment No. 1
 to
Amended and Restated Executive Employment Agreement

This Amendment No. 1 to Amended and Restated Executive Employment Agreement (the “Amendment”) is entered into and effective as of the 15th day of April 2011 by and between Obagi Medical Products, Inc., a Delaware corporation (the “Company”), and David S. Goldstein, an individual resident of the State of California (“Executive”). All capitalized terms used but not otherwise defined herein shall have the meanings assigned under the Amended and Restated Executive Employment Agreement, dated as of June 15, 2009, by and between the Company and Executive (the “Original Agreement” and, collectively with, and as further amended by, this Amendment, the “Agreement”).

Whereas, Executive serves as the Company’s Executive Vice President, Global Sales and Field Marketing, pursuant to the terms and conditions of the Original Agreement;

Whereas, on April 15, 2011, the Compensation Committee of the Company’s Board of Directors approved an amendment to the Original Agreement that would provide that in the event the Company terminates Executive’s employment for reasons other than Cause or death or disability, Executive shall be entitled to receive, among other things, pay equal to 12 months of Base Salary instead of 6 months of Base Salary as set forth in the Original Agreement.

Now, Therefore, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment of Section 3(c). Section 3(c)(i) of the Original Agreement shall be amended and restated in its entirety to read in full as follows:

“ (i)  If the Company terminates Executive's employment for reasons other than for Cause (as defined below) or death or disability (which is governed by subparagraph (e) below), which will be dealt with on a case-by-case basis at the time such event occurs, then, during the Severance Period (as defined below), the Company shall (A) pay to Executive a sum equal to twelve  (12) months of Base Salary (as then in effect) and (B) continue to make available to Executive, at the Company’s expense, the Benefits (including the full premium for COBRA continuation coverage if applicable for Executive and his eligible dependents) made generally available by the Company to its Executives for the Severance Period, to the extent permitted under applicable law and the terms of such benefit plans. The cash consideration payable pursuant to subsection (A) above shall be paid in equal monthly installments as salary continuation pay, subject to deduction of ordinary payroll taxes, commencing on the date that is no later than the earlier of thirty (30) days following termination or the execution of the General Release (as defined below).    In addition, if the Company terminates Executive's employment for reasons other than for Cause, or death or disability (as provided in subparagraph (e) below)(which will be dealt with on a case-by-case basis at the time either such event occurs) then, Options,  and any

Subsequent Options or Subsequent RSUs automatically shall cease to vest pursuant to the terms of the applicable stock option agreements and restricted stock unit agreements, and in the case of Options or Subsequent Options, Executive (or his estate, in the event of death) shall have one (1) year in which to exercise any vested portion of such Options and any Subsequent Options in accordance with the relevant plan documents.  Executive will own any vested Subsequent RSUs without any further action on Executive’s part. For purposes of this Agreement, the term " Severance Period " shall mean the twelve (12)-month period immediately following the date of Executive's termination.  Any accrued vacation pay and any other amounts owed to Executive at the time of termination shall be paid on the effective date of Executive’s termination.  All reimbursable expenses incurred up to and including the date of termination shall be submitted for payment within thirty (30) days of termination and contain all documentation required pursuant to Company policy.”

2. Miscellaneous.  Except as specifically amended by this Amendment, the terms and conditions of the Original Agreement shall remain in full force and effect.  This Amendment may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

In Witness Whereof, the parties hereto have executed this Amendment in duplicate originals by their duly authorized officers or representatives.

Obagi Medical Products, Inc.	Executive
/s/ Albert F. Hummel	/s/ David S. Goldstein
Albert F. Hummel	David S. Goldstein
President & Chief Executive Officer	Executive Vice President, Global Sales and Field Marketing